                                                                      Exhibit 12

EXHIBIT 12 - RATIO OF EARNINGS TO FIXED CHARGES
Year ended December 31, 1995, 1996, 1997, 1998 and 1999
(IN MILLIONS, EXCEPT RATIOS)



                                                                     YEAR ENDED DECEMBER 31
                                                  1995          1996          1997           1998          1999
                                              ------------- ------------- -------------- ------------- -------------
Earnings/(loss):
   Earnings/(loss) before income tax
     expense/(benefit) per consolidated
     statement of earnings                      $(201.4)        $31.2        $(191.9)       $(38.9)        $13.4

Add:

   Interest expense                                52.1          47.4           47.8          57.6          77.4
   Portion of rent representative of an
     interest factor                               11.7           9.3           10.7          10.5          10.2
                                              ------------- ------------- -------------- ------------- -------------

Adjusted earnings/(loss) before income tax
    benefit/(expense)                           $(137.6)        $87.9        $(133.4)        $29.2        $101.0
                                              ============= ============= ============== ============= =============

Fixed charges:
   Interest expense                              $ 52.1         $47.4         $ 47.8        $ 57.6         $77.4
   Portion of rent representative of an
     interest factor                               11.7           9.3           10.7          10.5          10.2
   Capitalized interest                             4.8           5.1            2.6           2.2           3.0
                                              ------------- ------------- -------------- ------------- -------------

Total fixed charges                              $ 68.6         $61.8         $ 61.1        $ 70.3         $90.6
                                              ============= ============= ============== ============= =============

Ratio of earnings to fixed charges                  N/A(a)        1.4(b)         N/A(c)         .4(d)        1.1
                                              ============= ============= ============== ============= =============


(a) Earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.6.

(b) In 1996, the Company recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

(c) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.

(d) Earnings were insufficient to cover fixed charges by $41.1 million after giving effect to the pre-tax expense for restructuring and other charges of $50.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.1.